Registration No. 202201590 The Companies Act 1981 CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL that a Memorandum of Increase of Share Capital THIS IS TO CERTIFY of Liberty Global Ltd. was delivered to the Registrar of Companies on the in accordance with12th day of December 2023 section 45(3) of (the "Act").the Companies Act 1981 Kenneth Joaquin Registrar of Companies 12th day of December 2023 Exhibit 3.3 CONYERS CORPORATE SERVICES (BERMUDA) LIMITED STACEY EDNESS BERMUDA, CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON, PEMBROKE, HM11 Submitted By 20,000,000.00Authorised share capital as increased 19,999,999.00Increase by 1.00Authorised share capital USD - United States DollarCurrency Changed 12-Dec-2023 11:07:15Filing Date Memorandum of Increase of Share Capital The Companies Act 1981 Liberty Global Ltd. (202201590) Shareholdings